Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Sonde Resources Corp.'s Stock Option Plan (2011), of our Auditors’ Report dated April 29, 2009 (except as to Note 6 which is as of March 25, 2011) with respect to the consolidated statement of operations, comprehensive loss, and deficit and cash flows of Sonde Resources Corp. (formerly Canadian Superior Energy Inc.) (the “Company”) for the year ended December 31, 2008, which is contained in the Annual Report on Form 40-F of the Company for the fiscal year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission on March 25, 2011.

/s/ MNP LLP

Independent Registered Public Accounting Firm

Calgary, Canada

August 11, 2011